Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus Supplement of Ernexa Therapeutics, Inc. (the “Company”) of our audit report dated March 13, 2026, relating to our audit of the Company’s consolidated financial statements as of December 31, 2025, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Our report dated March 13, 2026 contains an explanatory paragraph that states the Company has experienced recurring losses from operations, an accumulated deficit, and requires additional working capital to achieve its operating plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in this Registration Statement and related Prospectus Supplement.

HASKELL & WHITE LLP

Irvine, California

March 13, 2026